Exhibit 99.1
Matrixx Initiatives, Inc. Reports Fiscal 2010 First Quarter Results; Includes Product Recall
Costs and Impairment Charges
SCOTTSDALE, AZ August 10, 2009; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets Zicam® products, today announced financial results for its fiscal first quarter ended June 30, 2009.
For the first quarter ended June 30, 2009, the Company reported net sales of $6.9 million and a net loss of $(22.8) million, or $(2.49) per diluted share, which includes a $9.0 million charge for the recall of Cold Remedy Nasal Gel and Cold Remedy Swabs as well as charges of approximately $23.9 million for the impairment of goodwill and certain tangible and intangible assets (discussed below). This compares to net sales of $8.5 million and a net loss of $(2.3) million, or $(0.24) per diluted share, for the quarter ended June 30, 2008.
As previously reported, the Company received a Warning Letter from the Food and Drug Administration (the “FDA”) on June 16, 2009. The FDA asserted that due to reports of smell loss that it had received for Zicam Cold Remedy Nasal Gel and Zicam Cold Remedy Gel Swab products, the products are misbranded under FDA regulations for failing to adequately warn of the risk of smell loss and is in violation of FDA regulations for failing to file a new drug application. Although the Company disagrees with the FDA’s allegations, the Company announced it would cooperate with the FDA and recalled the Cold Remedy Nasal Gel and Cold Remedy Swabs from the market. These two products accounted for approximately 40% of the Company’s net sales in fiscal 2009 and we believe the withdrawal of the products will have a significant adverse impact on our business.
In accordance with the Statement of Financial Accounting Standards Nos. 142 and 144, goodwill and certain other assets must be evaluated upon a triggering event to identify a potential impairment and the amount of any impairment loss. Due to the impact and publicity of the FDA Warning Letter and the recall of our Cold Remedy Nasal Gel and Cold Remedy Swabs, the market’s perception of the value of the Company’s stock, higher legal activity, and expected decline of Zicam product sales, the Company performed an impairment assessment as of June 30, 2009 that resulted in the Company recording impairment charges in that quarter to reduce the carrying amount of goodwill and other tangible and intangible assets. These charges include: a non-cash impairment charge of $15.0 million related to the goodwill associated with the zincum gluconium nasal gel products; a non-cash impairment charge of $3.9 million to write down the inventory value of nasal Cold Remedy products and other nasal application inventory; an impairment charge of $4.3 million ($3.4 million of which is non-cash) for a new swab manufacturing line that was recently built to produce our nasal swab product; and $616,000 for the unamortized amount of our Cold Remedy nasal gel patent. The charge totaled approximately $23.9 million ($14.6 million after-tax) and is included on the line item “Asset Impairments” on our Statement of Operations.
At June 30, 2009, the Company had $37.4 million in cash and certificates of deposit. In light of recent events, we did not attempt to renew our $8.0 million line of credit that expired in early July. The Company did not have any borrowings under the line at its expiration. We believe that our existing capital resources will be sufficient to fund our operations and capital requirements for at least the next 12 months.
Bill Hemelt, Acting President and Chief Operating Officer, said, “The FDA Warning Letter has had a material adverse impact on our business and generated significant publicity. The recall of two of our best-selling products has required us to take impairment charges, record reserves for customer returns, and withdraw our sales and earnings guidance for the year. In addition, there has been an increase in legal activity on several fronts associated with this issue, including plaintiff attorneys soliciting for clients alleging anosmia due to our products; class action complaints alleging advertising and consumer fraud; and a class action securities lawsuit alleging public disclosure violations. While we will vigorously defend the Company in these matters, we expect this increase in legal activity will result in higher legal expenses going forward.”
Mr. Hemelt continued, “We are focused on retaining our loyal consumer base and plan on increasing marketing support for our oral Cold Remedy and Allergy/Sinus products. Plans for the upcoming cold and flu season include new creative messaging for our products and our aim is to keep Zicam consumers in the franchise with the intention of switching users of nasal Cold Remedy products to our growing line of oral Cold Remedy products. We have not provided new revenue and earnings guidance for our current fiscal year, but expect to have a better understanding of the full impact on sales of our products once the cold season arrives and are able to review consumer purchases of our products. In the meantime, our retailers are continuing to support the brand and we are working with them to develop promotional programs featuring our other Zicam products.”
There will be a teleconference Tuesday, August 11, 2009 at 11:00 a.m. EDT to discuss first quarter fiscal 2010 financial results. To access the teleconference, please call (877) 545-1491 (domestic) or (719) 325-4905 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on Events & Presentations. A replay of the call will be available at (888) 203-1112 (domestic) or (719) 457-0820 (international), replay number 99954188 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.
Matrixx Initiatives, Inc.
(Unaudited)

	Three Months Ended June 30,
($000s)	2009	2008
Net Sales	$6,916	$8,508
Cost of Sales	2,793	3,194

Gross Profit	4,123	5,314
Selling, General & Administrative	16,489	8,463
Research and Development	934	610
Asset Impairments	23,867	—

Loss from Operations	(37,167)	(3,759)
Total Other Income	47	107

Net Loss Before Tax	(37,120)	(3,652)
Income Tax Expense	(14,288)	(1,386)

Net Loss	$(22,832)	$(2,266)

Net loss per Diluted Share	$(2.49)	$(0.24)
Average Shares Outstanding (mil)	9.2	9.4

Selected Balance Sheet Information

($000s)	June 30, 2009	March 31, 2009	June 30, 2008
Cash and Certificates of Deposit	$37,402	$40,015	$24,229
Accounts Receivable — Trade	$6,258	$14,769	$8,149
Inventory	$6,558	$7,740	$12,865
Total Assets	$72,446	$91,360	$73,621
Current Liabilities	$21,011	$15,477	$9,870
Working Capital	$43,090	$52,075	$41,430
Total Debt	$0	$0	$0
Shareholders’ Equity	$51,435	$73,077	$61,826
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® products in the cough and cold category. Zicam Canada, Inc., a wholly-owned subsidiary of Zicam, LLC markets and sells select Zicam products in Canada. The Company markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy in multiple oral delivery forms; Zicam Allergy and Congestion Relief products; as well as Zicam Cough and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Acting President and Chief Operating Officer, 602-385-8888, or Bill Barba, Treasurer, 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our revenue and net income expectations for the fiscal year ending March 31, 2010; (ii) our expectations regarding the FDA’s June 16, 2009 Warning Letter and the resulting impact on our operations and financial results, including impairment charges; (iii) our expectations regarding the marketing of our products in the 2009/2010 cold season; and (iv) our belief that our existing capital resources will be sufficient to fund operations for at least the next twelve months. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the possibility that the Company will not be able to reintroduce its nasal Cold Remedy products into the market; (b) the severity and timing of the cold season; (c) the possibility that future sales of our products will not be as strong as expected; (d) the possibility that supply issues may impact future sales of our products; (e) the possibility that our products may face increased competition or negative publicity; (f) the potential impact of current and future product liability, advertising, and securities litigation; (g) regulatory issues or public relations challenges, including those associated with the FDA’s warning letter; (h) the possibility of delays or other difficulties in selling our products in Canada or in implementing new product improvements and introducing to the marketplace new products and brands; (i) the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes or the product recall associated with the FDA’s Warning Letter, may exceed expected amounts; (j) the possibility of future product recalls; (k) increased competition from private label manufacturers; and (l) adverse economic changes may affect consumer demand. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on June 8, 2009, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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